Exhibit 99.1

Cellectar to Participate at Upcoming Institutional Investor Conferences

FLORHAM PARK, N.J., March 11, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development, and commercialization of drugs for the treatment of cancer, today announced that James Caruso, president and CEO, will present a company overview and be available for 1x1 meetings at the following upcoming conferences:

Oppenheimer 31st Annual Healthcare Conference

Date:	March 16, 2021
Presentation Time:	8:00 am ET
Available for 1x1 meetings
Webcast:	To register, click on the link HERE

Maxim Group 2021 Emerging Growth Virtual Conference

Date:	March 17-19, 2021
Webcast:	To register, click on the link HERE

The company’s presentation is available for on-demand viewing in the link HERE.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com